UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2 )

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DIOMED HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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DIOMED HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 22, 2007

As a stockholder of DIOMED HOLDINGS, INC., a Delaware corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the annual meeting of stockholders of the Company to be held at the offices of our counsel, McGuireWoods LLP, 1345 Avenue of the Americas, 7th Floor, New York, NY 10105 at 9:00 a.m., local time, on May 22, 2007, for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To approve an amendment to the 2003 Omnibus Plan to increase the number of shares available for grant thereunder from 3,100,000 to 5,600,000;

3.	To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007; and

4.	To transact such other business as may properly come before the meeting.

Your board of directors recommends that you vote in favor of each of the proposals described in this proxy statement.

Only stockholders of record at the close of business on April 11, 2007 will be entitled to receive notice of, and to vote, either in person or by proxy, at the annual meeting and any adjournment or postponement thereof. The transfer books will not be closed.

We hope you can attend the annual meeting in person. Even if you plan to attend, however, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope or use the telephone or Internet voting options provided on the proxy card so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting. Your attention is directed to the attached proxy statement.

If you plan to attend the annual meeting, please note that this is a stockholders’ meeting and attendance will be limited to stockholders of the Company or their qualified representatives. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) must bring a copy of a brokerage statement reflecting stock ownership as of the record date. A qualified representative of a stockholder must have identification as well as a properly executed proxy from the stockholder he or she is representing. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

By Order of the Board of Directors,
/s/ David B. Swank
      Secretary

Andover, Massachusetts
May 7, 2007

DIOMED HOLDINGS, INC.
ONE DUNDEE PARK
ANDOVER, MA 01810
978-475-7771

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 22, 2007

Please note that you can find additional information from various sources, including the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at its public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. In addition, all of our recent SEC filings are available at www.diomedinc.com.

GENERAL INFORMATION

The annual meeting of stockholders (the “annual meeting”) of Diomed Holdings, Inc., a Delaware corporation (the “Company”), will be held on May 22, 2007, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this proxy statement. This proxy statement is furnished in connection with the solicitation of proxies by our board of directors on behalf of the Company in connection with the annual meeting and any continuation or adjournment thereof. We previously distributed our Annual Report on Form 10-KSB, including financial statements, for the year ended December 31, 2006. We first distributed this proxy statement and the enclosed form of proxy to our stockholders on or about May 7, 2007.

Description of Business

We refer you to our 2006 annual report for information concerning our business, the history of our corporate structure and risk factors related to our business. The 2006 annual report also contains our consolidated financial statements for the year ended December 31, 2006.

Solicitation of Proxies

The Company is making this solicitation. In addition to solicitation by mail, our authorized directors, officers, employees and agents may solicit proxies in person, electronically (by facsimile or email or through the Internet) or by telephone at no additional compensation. We will also request record holders of common stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and, upon request, will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. We will bear all the cost of all proxy solicitations.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by filing with, and the receipt by, the Secretary of the Company of a written revocation or duly executed proxy bearing a later date. Providing us with your proxy does not preclude the stockholder from voting in person at the annual meeting. The persons named in the form of proxy solicited by the board of directors will vote all proxies that have been properly executed by stockholders of record and returned to the Company prior to the annual meeting.

Voting Proxies

If a stockholder specifies on its proxy a choice with respect to the Proposal to be acted upon, the proxy will be voted in accordance with that specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT AND FOR EACH PROPOSAL LISTED ON THE PROXY CARD. If necessary, and unless the shares represented by the proxy are voted against the election of the nominees for director named in this proxy statement and the Proposals described herein, the persons named in the proxy also may vote in favor of a proposal to recess the annual meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve the matters being considered at the annual meeting.

Record Date

Holders of record of our common stock and our preferred stock at the close of business on April 11, 2007 have the right to receive notice of and to vote at the annual meeting. As of the record date, 28,367,031 shares of common stock were issued and outstanding and 843.6044 shares of preferred stock were issued and outstanding which have the right to vote on an as converted basis of 10,000-for-1, or 8,436,044 votes.

Voting Rights

Each holder of record of common stock and preferred stock is entitled to one vote for each share held or as converted in the case or the preferred stock, with respect to each matter, except the election of directors, to be voted upon at the annual meeting. With respect to the election of directors, each stockholder shall be entitled to cast as many votes as shall equal the number of votes that such stockholder would be entitled to cast (but for the provision of cumulative voting), multiplied by the number of directors to be elected. For example, a holder of eight shares of common stock would be entitled to cast 72 votes in the election of directors, which is equal to the eight shares held multiplied by the nine directors to be elected. A holder may cast, in the holder’s discretion, all of such holder’s votes for one nominee or may distribute the votes for any two or more nominees.

Quorum

Presence in person or by proxy of the holders representing a majority of the outstanding shares of capital stock entitled to vote at the annual meeting will constitute a quorum. Shares for which the holder has elected to abstain or has withheld authority to vote on a matter (including broker non-votes) will count towards a quorum, but will not be voted. A “broker non-vote” is a vote withheld by a broker on a particular matter in accordance with stock exchange regulations because the broker has not received instructions from the customer for whose account the shares are held.

Vote Required

In the case of Proposal 1, directors will be elected by a plurality of votes cast. Proposals 2 and 3 will be approved if the holders of at least a majority of the outstanding shares present at the meeting of our common stock and our preferred stock, voting as a single class, vote to approve the Proposal. Shares for which the holder has elected to abstain or has withheld authority to vote on a matter will count towards a quorum, but will not count as votes cast on such matter. An abstention from voting on Proposals 2 or 3 has the same legal effect as a vote against the matter, even though the stockholder may interpret such action differently.

BENEFICIAL OWNERSHIP

The following table sets forth beneficial ownership information as of April 1, 2007 for shares of our capital stock or rights to acquire shares of our capital stock exercisable within 60 days beneficially owned by:

•	our chief executive officer and other executive officers whose salary and bonuses for 2006 exceeded $100,000 and whose annualized salary exceeds $100,000;

•	each director;

•	our directors and executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock and other classes of voting stock.

To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

NAME	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS (1)

Sidney Braginsky	42,501	(2)	0.15%
Gary Brooks	49,501	(3)	0.17%
A. Kim Campbell	50,501	(4)	0.17%
Joseph Harris	44,501	(5)	0.15%
Geoffrey Jenkins	113,101	(6)	0.39%
Peter Klein	55,601	(7)	0.19%
Edwin Snape	51,501	(8)	0.18%

David Swank	183,136	(9)	0..63%
James A. Wylie, Jr.	767,373	(10)	2.59%
Christopher Geberth	60,669	(11)	0.21%
Cary Paulette	104,169	(12)	0.36%
John J. Welch	89,585	(13)	0.31%
William D. Allan	14,587	(14)	0.05%
All officers and directors as a group (13 persons)	1,626,726		5.34%

Beneficial Owners of More than 5% of the Company’s Common Stock

Samuel Belzberg	1,714,260	(15)	5.9%
Sowood Capital Management, L.P.	1,541,800	(16)	5.3%
ProMed Partners, L.P. and affiliates	2,231,037	(17)	7.3%

(1) Calculated pursuant to Rule 13d-3 of the Rules and Regulations under the Exchange Act. Percentages shown for all officers and directors as a group are calculated on an aggregate basis and percentages shown for individuals are rounded to the nearest one-tenth of one percent. The mailing address for each of the directors and officers is c/o Diomed, Inc., One Dundee Park, Andover, MA 01810.

(2) Includes 42,501shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(3) Includes 3,000 shares held plus 46,501 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(4) Includes 50,501 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(5) Includes 2,000 shares held plus 42,501 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(6) Includes 6,600 shares held plus 106,501 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(7) Includes 9,100 shares held plus 46,501 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(8) Includes 9,000 shares held plus 42,501 shares of common stock issuable upon the exercise of stock options vested through 5/1/07. Excludes a total of 1,304,348 shares of common stock underlying preferred stock purchased by New England Partners Capital, L.P. and Nexus Medical Partners II S.C.A. SICAR in the September 29, 2006 financing transaction, as to which Dr. Snape disclaims beneficial ownership.

(9) Includes 15,000 shares held plus 168,136 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(10) Includes 165,961 shares held plus 601,412 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(11) Includes 4,000 shares held plus 56,669 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(12) Includes 104,169 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(13) Includes 89,585 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(14) Includes 14,587 shares of common stock issuable upon the exercise of stock options vested through 5/1/07.

(15) Includes 1,709,593 shares of common stock held by Gibralt US, Inc. and 4,667 shares issuable upon the exercise of fully vested stock options held by Mr. Belzberg. Mr. Belzberg is an affiliate of Gibralt Capital Corp. and Gibralt U.S. Inc., and therefore is deemed to beneficially own the securities it holds. Mr. Belzberg’s address is c/o Gibralt Capital Corp., 1075 W Georgia Street, Suite 1075, Vancouver, BC V6E 3C9 Canada.

(16) Includes 1,541,800 shares of common stock as to which we believe Sowood has sole dispositive power, Sowood’s address is 500 Boylston Street, Boston, MA 02116 .

(17) Includes a total of 2,231,037 shares of common stock held and issuable upon exchange of preferred stock held and exercise of warrants held, after giving effect to 9.99% limitations on beneficial ownership applicable to the ProMed entities which restrict ProMed's ability to exchange preferred stock and exercise warrants. ProMed’s address is 122 E 42nd Street, Suite 2105, New York, NY 10168. Barry Kurakawa and David Musket are co-investment managers of ProMed Management, Inc., which acts as investment manager for various other ProMed entities. Messrs. Kurakawa and Musket may be deemed to have beneficial ownership of our securities held by ProMed entities by virtue of their position with ProMed Management, Inc. and the investment and/or voting control that this relationship may confer on them.

RELATED TRANSACTIONS

During the past two years, we have entered into transactions with several related parties. The transactions were completed to finance our operations and to implement our business plans. We believe that each of these transactions were on terms as favorable to it as the terms we could have obtained from independent third parties.

PARTICIPATION BY RELATED PARTIES IN THE SEPTEMBER 29, 2006 PRIVATE PLACEMENT FINANCING

Investors in the financing transaction that we completed on September 29, 2006 included each of the investors in our September 30, 2005 financing transaction (each of which exchanged all of the shares of preferred stock we issued to them on September 30, 2005 for shares of the new series of preferred stock we issued on September 29, 2006). These include affiliates of Gruber & McBain International and affiliates of ProMed Partners, L.P. In addition, Promed Partners, L.P., ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, Ltd. invested, in the aggregate, an additional $1,506,500 in cash in the September 29, 2006 financing transaction. Prior to this transaction, Gruber & McBaine entities beneficially owned approximately 6.8% of our outstanding common stock ProMed entities beneficially owned approximately 10.3% of our outstanding common stock (without giving effect to the restrictions on ownership contained in the terms of our securities held by these entities).

Also, one of our directors, Ed Snape, is a principal of the general partner of New England Partners Capital, L.P. (“NEP”) and a director of the management company of Nexus Medical Partners II S.C.A., SICAR (“Nexus”), an affiliate of NEP. NEP and Nexus each invested $750,000 in the September 29, 2006 financing transaction. Although he was initially a member of the finance committee of the board of directors which was charged with evaluating and negotiating the financing transaction, when he determined that NEP and its affiliates might have an interest in investing, he immediately recused himself from the committee.

The terms and conditions of the financing transaction were the same for all investors, including the ProMed entities and Mr. Snape’s affiliated entities.

In addition, the ProMed investors and one additional investor in the September 29, 2006 financing transaction, David Musket, have an affiliation with Musket Research Associates, Inc. (“MRA”), our co-placement agent in the financing. Specifically, Mr. Musket is the president of MRA and he also has investment and/or voting control over the securities held by the ProMed entities. MRA also served as our co-placement agent in the private placement financing transaction that we completed on September 30, 2005. As stated above, the ProMed entities invested a total of $1,506,500 in cash in the September 29, 2006 financing transaction; Mr. Musket invested $138,000, out of funds that MRA would have otherwise paid to him from the placement agent fees that MRA earned from us. Our board of directors determined that our placement agency agreement with MRA was on fair terms, as if it had been negotiated at arms-length with an unrelated party, and gave us its prior approval of the agreement.

Further, according to our placement agency agreement with MRA, as partial compensation for services MRA provided to us, we issued to designees of MRA warrants to purchase a total of 370,000 shares of common stock. MRA designated five of its representatives and the three ProMed entities which invested in the financing to receive these warrants. Among the individuals designated by MRA are Mr. Musket and Barry Kurokawa, whom we believe shares investment and voting control over our securities held by the ProMed entities. We did not have discretion or influence over the persons that MRA designated to receive the 370,000 warrants we agreed to issue to MRA, rather, MRA advised us of its designees shortly before the financing transaction was completed on September 29, 2006.

Finally, each of the holders of those securities that were subject to antidilution adjustment as a result of the September 29, 2006 financing transaction was indirectly interested in this transaction. These investors include (i) the holders of the warrants to purchase 1.8 million shares of common stock that we issued on September 30, 2005 and (ii) the holders of (a) $3.712 million principal amount of outstanding convertible debentures and (b) outstanding warrants to purchase common stock that we issued October 25, 2004. The September 29, 2006 financing transaction did not alter the terms of these outstanding securities, rather, it triggered the antidilution adjustments that were included in the original terms of the outstanding securities. This benefited the holders of these securities by decreasing the conversion price of debentures and exercise price of the warrants, and by increasing the number of common shares underlying the 1.8 million warrants issued September 30, 2005. For no additional consideration, the holders of the outstanding debentures also waived certain covenants of the debentures which would have otherwise been violated by the September 29, 2006 financing transaction.

PARTICIPATION BY RELATED PARTIES IN THE SEPTEMBER 30, 2005 PRIVATE PLACEMENT FINANCING

Investors in the financing transaction that we completed on September 30, 2005 included ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, L.P. Prior to the September 30, 2005 financing, these entities collectively beneficially owned in excess of 5% of our outstanding common stock. These entities collectively invested a total of $2 million in our September 30, 2005 financing transaction, and accordingly, we issued an aggregate of 800,000 shares of preferred stock and warrants to purchase up to 320,000 shares of common stock to these entities. The ProMed entities participated in the September 30, 2005 financing transaction on identical terms and conditions as the other investors in that financing.

MRA served as co-placement agent in the September 30, 2005 financing, and as noted above, MRA is a related party to the ProMed entities. With the prior approval of our board of directors, we entered into a written placement agency agreement with Musket Research Associates. Pursuant to that agreement, Musket Research Associates raised $7 million in gross proceeds in the September 30, 2005 financing (including the $2 million invested by the ProMed entities), and we paid Musket Research Associates commissions of $350,000 for its services in connection with the September 30, 2005 financing. The rate of commission paid to Musket Research Associates is the same rate as that we paid to our other private placement agent in the September 30, 2005 financing, Roth Capital Partners, LLC, which is not a related party. Roth Capital raised $3 million in gross proceeds and accordingly we paid $150,000 in placement agent fees to Roth Capital. Our board of directors determined that our agreement with Musket Research to be on fair terms, as if it had been negotiated at arms-length with an unrelated party.

The holders of convertible debentures we issued in October 2004 to investors who participated in a financing that we entered into on September 28, 2004 included Omicron Master Trust. As a result of the securities it acquired in that transaction, Omicron became the beneficial holder of in excess of 5% of our common stock. The terms of the debentures we issued to Omicron and the two other debt investors in the 2004 private placement include negative covenants that were implicated by the proposed financing that we ultimately completed on September 30, 2005. As an inducement to, and in consideration for, the waiver of these negative covenants, we issued common stock purchase warrants to Omicron and the other debenture holders for the purchase of 200,000 shares of common stock, on a pro rata basis, according to the principal amount of debentures held. Of these, we issued 119,181 warrants to Omicron. Our board of directors determined that the issuance of these warrants was fair consideration for the waiver of rights by the debenture holders as if the same had been negotiated at arms-length with unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of any class of our capital stock to file with the SEC initial reports of ownership and reports of changes in ownership and to provide copies of such reports to us. Based solely on a review of the copies of such reports furnished to us, we believe that all of the filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were complied with during the most recent fiscal year as to which we have issued our annual report.

PROPOSAL 1

ELECTION OF DIRECTORS

Our directors are elected annually to serve until the next annual meeting of stockholders, or until their successors are elected and have been qualified. As a result, the terms of each of the nominees below will expire at the annual meeting.

Although all nominees have indicated their willingness to serve if elected, if at the time of the annual meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the board may designate.

Information about the nominees for election as directors appears below:

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND DIRECTORSHIPS
Geoffrey Jenkins	54	2002
Mr. Jenkins has been a director of Diomed since 2001, a director of the Company since the February 14, 2002 merger, is chairman of the Compensation Committee and has been the chairman of the board of directors of the Company since January 2003. He has over twenty-five years of experience in building consumer and professional healthcare companies. Mr. Jenkins is currently Vice President of W/W Operations for Inverness Medical a leader in rapid diagnostic tests. In 2000, he founded and became the president of UV-Solutions, LLC, a product development company. From 1998 to 2000, Mr. Jenkins held the positions of chief operating officer and then president of MDI Instruments, which was acquired by Becton Dickinson in 1999. Prior to MDI, Mr. Jenkins was Corp. Vice President of Operations for MediSense which introduced the first biosensor-based blood glucose test for people with diabetes. Jenkins holds a BS and BA from Clarkson University, awarded in 1976.

Sidney Braginsky	68	2004
Mr. Braginsky has been a director since January 2004 and is a member of the Audit Committee. Mr. Braginsky has in excess of thirty years of executive experience in scientific and consumer products. During the past five years and prior thereto, Mr. Braginsky has held a variety of executive level positions. Currently, Mr. Braginsky is the chairman of DoubleD Venture Fund, LLC, chairman of Atropos Technologies, LLC, chief executive officer and president of Ineedmd, Ltd. and chairman and chief executive officer of Digilab, LLC, a manufacturer and marketer of spectroscopy instruments. From 2001 through 2003, Mr. Braginsky was president of Mediscience Corp., a designer and developer of diagnostic medical devices. From 1994 through 2000, he was president and chief operating officer of Olympus America, Inc., which he joined in 1970. During his tenure at Olympus America, a business unit of the global Japanese company, Mr. Braginsky built Olympus America into a billion dollar business unit focused on optical products. Mr. Braginsky currently serves as a director of Noven Pharmaceutical Corp. (where he is a member of the Audit Committee), a director of Estech Cardiology and a director of E.O.S.Electro-Optical Systems. Mr. Braginsky is also chairman of the board of City University of New York, Robert Chambers Laboratory, chairman of International Standards Organization Optics and Electro-Optical Systems and a board member of several other organizations in the scientific and educational community. Mr. Braginsky attended the City University of New York.

Gary Brooks	72	2003
Mr. Brooks has been a director of the Company since March 2003 and is a member of the Audit Committee. Mr. Brooks is a nationally recognized turnaround consultant and crisis manager. During the past five years and prior thereto, Mr. Brooks has principally served as chairman and chief executive officer of Allomet Partners, Ltd. where since 1985 he has provided turnaround consulting and interim management services to more than 400 companies. Currently, Mr. Brooks also serves as the Managing Director of the Central Fund of the Community Development Venture Capital Alliance. The Fund invests in enterprises that are expected to yield both financial and social returns to their communities. He has over thirty-five years of diversified executive management experience. Mr. Brooks earned a BS in Biochemical Engineering and Industrial Management from Massachusetts Institute of Technology in 1955 and an MS in Chemical Engineering and Operations Research from the University of Rochester in 1959.

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND DIRECTORSHIPS
A. Kim Campbell	59	2002
Ms. Campbell has been a director of the Company since March 2002, and is a member of the Compensation Committee. Ms. Campbell served as Canada’s 19th (and first female) Prime Minister in 1993. She was also Canada’s Minister of Justice, Attorney General and Minister of National Defense. Currently, Ms. Campbell is the Secretary General of the Club of Madrid, an organization which promotes democracy and is comprised of 70 former heads of state and government. She maintains her long-standing relationship with Harvard University by serving as an Honorary Fellow to the Center for Public Leadership at the John F. Kennedy School of Government. In 2000, she completed a four-year term as Consul General of Canada in Los Angeles, California, in which she fostered trade in the high-tech and biotechnology industries. Ms. Campbell holds a range of prestigious positions, including Senior Fellow of the Gorbachev Foundation of North America in Boston, Massachusetts, member of the International Council of the Asia Society of New York and Chair Emerita of the Council of Women World Leaders, an organization of current and former Presidents and Prime Ministers. Ms. Campbell holds a BA and an LLB from the University of British Columbia, awarded in 1969 and 1983, respectively, performed doctoral work in Soviet government at the London School of Economics from 1970 to 1973 (ABD), and holds seven honorary doctorates.

Joseph Harris	60	2004
Mr. Harris has been a director of Diomed since February 2004 and is the Chairman of the Audit Committee. Mr. Harris is currently a partner in Trillium Lakefront Partners, III, an early stage and growth equity venture capital company. He has also served as senior vice-president and director of corporate strategy & development for Smithkline Beecham, where his responsibilities included management of corporate acquisitions, divestitures, and joint ventures; Eastman Kodak, as managing director of business development and director of Licensing Technology Development; and senior vice president, corporate development at Cantel Medical Corp, a publicly-traded medical device company. Mr. Harris was a certified public accountant with Coopers & Lybrand and practiced law in the State of New York with the Mackenzie law firm. Mr. Harris also serves on the board of directors of Ortho Vita, Inc., a manufacturer and marketer of bio-materials. Mr. Harris received his bachelors degree in Accounting and his MBA from Syracuse University School of Business. He earned his Juris Doctor degree from the Syracuse University School of Law.

Peter Klein	53	2002
Mr. Klein has been a director of Diomed since 1999 and a director of the Company since the February 14, 2002 merger. Mr. Klein served as the president and chief executive officer of Diomed from June 1999 and of the Company since the merger through January 2003, at which time he resigned from the offices of president and chief executive officer, but remained a director. Mr. Klein is currently president and chief executive officer of Enefco International Inc., a manufacturer of custom die cut and assembly work products. For thirteen years prior to joining Diomed, Mr. Klein has served as an executive in the medical image processing business, first as founder, president and co-chairman of Tomtec Imaging Systems, then as president and chief executive officer of Medison America, Inc., a subsidiary of the Korean Group Medison.

Edwin Snape, Ph.D.	66	2004
Dr. Snape has been a director since January 2004. Dr. Snape has extensive experience in a broad range of medical-related fields. His experience in the field of medical devices represents a broad range of technologies and markets, including wound drainage, blood transfusion, ultrasound, MRI, implantable devices, drug delivery, vascular access, organ isolation, atrial fibrillation, cardiac monitoring, temperature management and thrombectomy. In the diagnostic field, Dr. Snape’s experience includes alcohol and drug testing, diabetes, cardiovascular disease, haemotology testing and antibody-based diagnostic testing. His experience in the pharmaceutical field includes drug delivery, CNS disorders, viral and bacterial diseases, GI tract disorders, human tissue and organ regeneration and oncology. During the past five years and prior thereto, Dr. Snape has been a partner of New England Partners, a venture capital company based in Boston, Massachusetts founded in 1995. He was either the founder or management partner in nine private equity funds, and has been involved in numerous investments, including over 32 investments in the health care sector, fourteen of which completed initial public offerings and seventeen of which were either merged or acquired. Dr. Snape earned Bachelor of Science and Ph.D. degrees from University of Leeds, England.

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND DIRECTORSHIPS
David Swank	49	2003
Mr. Swank has been a Director of the Company since March 2003 and served as Chairman of the Audit Committee from that time until he became the Company’s Chief Financial Officer, effective September 1, 2003. Mr. Swank is President and Founder of BrookstoneFive, Inc., a private consulting firm engaged in corporate strategy formulation and capital acquisition. Since 1997, Mr. Swank has principally been the President of BrookstoneFive, Inc., although from 2001 to the beginning of 2003, he also served as Executive Vice President and Chief Financial Officer of Melard Technologies, Inc., a New York-based, privately held high-tech developer of wireless computing devices. From 1994 to 1996, he served as Executive Vice President - Corporate Development and Senior Vice President - Chief Financial Officer at Telxon Corporation, a publicly traded developer of mobile computing devices, and from 1989 to 1992; he was Regional Controller for PepsiCo Foods International (PFI), the international snack food subsidiary of PepsiCo, Inc. Mr. Swank’s other experience includes Chief Financial Officer at AVM Systems, Inc., a high-tech developer of Command and Control Systems, and Audit Manager at Peat, Marwick, Mitchell & Company (currently KPMG), an international “Big Four” accounting firm. Mr. Swank earned a BS in Business Administration in the honors accounting program at The Ohio State University in 1980 and an MBA with a concentration in Finance at Southern Methodist University in 1989.

James A. Wylie, Jr.	68	2003
Mr. Wylie has been a Director of the Company since January 2003, at which time he also became the Company’s President and Chief Executive Officer. Prior to joining the Company, Mr. Wylie acted as a consultant from 1994 through 2002, providing strategic advisory and interim executive management services to institutional investors and operating companies in the medical device, health care, chemical and telecommunications industries. Mr. Wylie has more than 30 years of global executive management experience as a Division President, Group Executive, President and Chief Executive Officer of both private and public corporations. Mr. Wylie holds a BS in Chemistry from Bates College.

None of the persons named above are related by blood, marriage or adoption to any other director nominees or any of our executive officers.

Director Nomination by Stockholders

In accordance with our by-laws, a stockholder who is interested in nominating a person to the board (or making any other proposal to the stockholders) should submit in writing to the Secretary of the Company timely notice of such nomination (or stockholder proposal). Any such notice must be given either by personal delivery or by United States mail, postage prepaid, not less than 30 nor more than 90 days in advance of the annual meeting; provided however, that in the event we give less than 40 days’ notice of the date of the meeting, notice of such nomination (or stockholder proposal) must be received not later than the close of business on the tenth day following the day on which our notice of the date of the meeting was mailed or otherwise given. The contents of a stockholder notice of director nomination (or other proposal) must be as specified in our by-laws, a copy of which may be obtained by any stockholder who directs a written request for the same to the Secretary of the Company.

Communicating with the Board of Directors

The board of directors will give appropriate attention to written communications received from stockholders and will respond if and as the board in its discretion deems appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for referring matters submitted by stockholders as the chairman, in consultation with our outside legal counsel, deems appropriate. Generally, the chairman will refer to the board communications from stockholders that relate to important substantive matters and include suggestions, comments or information that the chairman considers important for the directors to know. Communications related to corporate governance and long-term corporate strategy are generally more likely to receive the attention of the board than are communications relating to ordinary business affairs, personal grievances and matters to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications to the board of directors should address such communications in writing to the Board of Directors, c/o Investor Relations, Diomed Holdings, Inc., One Dundee Park, Andover, MA 01810.

CERTAIN INFORMATION CONCERNING THE
BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Directors

The board of directors has determined that each of the Company’s directors except for James A. Wylie, Jr. (Chief Executive Officer) and David B. Swank (Chief Financial Officer), is independent under the independence standards of the AMEX.

Committees

Our board of directors has established three standing committees: an Audit Committee, a Nominating-Corporate Governance Committee (which we refer to as the Nominating Committee in this discussion) and a Compensation Committee.

The Audit Committee members are Gary Brooks, a member since 2003 and the Chairman until January 2004; Sidney Braginsky, a member since January 2004; and Joseph Harris (Chairman), a member since January 2004 and successor to Mr. Brooks as Chairman. The Audit Committee is charged with overseeing that management has (a) maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company; (b) established and maintained processes to assure that an adequate system of internal control is functioning within the Company; and (c) established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policies. The Audit Committee operates pursuant to a charter adopted by the board, which is attached to this proxy statement as Appendix A. The 2006 report of the Audit Committee is included below.

In choosing the board’s Audit Committee members, the board of directors considered a number of factors, including the business experience and financial expertise of proposed Audit Committee members. At the time they became directors, the board of directors determined that Gary Brooks and Joseph Harris each satisfied the Securities and Exchange Commission’s definition of “Audit Committee financial expert” contained in the SEC’s rules. It is our practice that the Audit Committee shall approve all audit, audit-related, tax fees and all other fees in advance of the performance of such services.

The members of the Nominating Committee are Geoffrey H. Jenkins (chairman), Sidney Braginsky and A. Kim Campbell. The principal functions of the Nominating Committee are to consider the credentials of prospective directors and executive officers and make recommendations to the board with respect to filling vacancies; and to develop and recommend to the board corporate governance principles. The Nominating Committee operates pursuant to a charter adopted by the board, which is attached to this proxy statement as Appendix B. The board established the Nominating Committee in January 2004, and it expanded the role of the Nominating Committee and adopted a charter in February 2005. The 2006 report of the Nominating Committee is included below.

The members of the Compensation Committee are Geoffrey H. Jenkins (chairman), A. Kim Campbell and Dr. Edwin Snape. The Compensation Committee does not have a charter. The functions of the Compensation Committee include reviewing, evaluating and approving the amount, design and implementation of compensation programs for officers and key personnel; making awards under and administering the Company’s stock incentive programs; reviewing and making recommendations with respect to senior management organization and reviewing the Company’s programs for attracting and compensating management personnel at lower and middle levels. The Compensation Committee does not delegate its authority to management as to executive officer matters, although where an existing member of the executive management team is replaced (up to the director level), the Company’s current policy is that management can grant stock options to successors without obtaining prior Compensation Committee approval. The Compensation Committee may entertain recommendations of management and may engage outside consultants for purposes of determining compensation. The 2006 report of the Compensation Committee is included below.

Meetings

During 2006, the board of directors held eight meetings, the Audit Committee held four meetings, the Compensation Committee held two meetings and the Nominating Committee held one meeting. No director attended less than 75 percent of the aggregate number of meetings of the board and committees on which he or she served. The board of directors also considers certain matters from time-to-time by appointing special committees and takes action from time-to-time on specific matters by adopting resolutions on various matters by unanimous written consent in lieu of a meeting.

We do not require our directors to attend annual stockholders’ meetings. Nonetheless, five directors did attend our 2006 annual meeting of stockholders.

Director Compensation

Directors who are also our employees do not receive separate compensation for their service as directors, although we may award stock options or other compensation in our discretion. We pay an honorarium to directors who are not also our employees (see the Compensation Committee Report, below), and we typically award stock options or other stock-based compensation in our discretion. The board retains discretion to award other forms of compensation to directors. We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending directors’ meetings.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors provided the following report for 2006:

The Audit Committee acts under a written charter adopted by the board of directors. The Audit Committee’s primary function is to assist the board of directors in its oversight of the Company's financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm, BDO Seidman, LLP, is responsible for performing an audit of our consolidated financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States).

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm, BDO Seidman, LLP. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent registered public accounting firm is compatible with maintaining the registered public accounting firm’s independence and has discussed with BDO Seidman LLP its independence. Based on the review and discussions described in this report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Forms 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC.

Mr. Brooks and Mr. Harris each have expertise in accounting and auditing matters, and the board of directors determined that they each satisfy the SEC’s definition of “audit committee financial expert.” Each member of the Audit Committee during 2006 was an “independent director” (as defined under AMEX rules).

Joseph Harris (Chairman)
Sidney Braginsky
Gary Brooks

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors provided the following report for 2006:

The Compensation Committee is responsible for determining the nature and amount of compensation to be paid to the Company’s executive officers, including establishing performance-based criteria and goals related to compensation, administering the Company’s equity incentive and bonus plans, making grants of awards under such plans, and approving agreements with the chief executive officer and the other executive officers. The members of the Compensation Committee are “independent directors” (as defined under AMEX rules).

Compensation Policy. The primary goal of the Compensation Committee when assessing compensation alternatives is to attract and retain highly qualified executive officers and key employees in an effort to enhance shareholder value. The Company intends to realize this goal by providing competitive compensation and permitting executive officers to take an ownership stake in the Company commensurate with their relative levels of seniority and responsibility. The Compensation Committee performs a general review each year of the Company’s executive compensation.

With respect to 2006, the Compensation Committee’s primary goal was to provide the executive officers with total compensation that, based on individual and Company performance over an appropriate period of time, was commensurate with the total compensation for executives with comparable positions at peer companies.

The Compensation Committee addressed hiring of executive officers and highly compensated employees (those with annual compensation of $100,000 or more), as well as other executive compensation matters applicable to specific persons, on an individual basis during 2006. It is our current policy to allow the Company’s Management to grant stock options to new hires engaged to replace departing employees without obtaining Compensation Committee approval. Our new hire, William Allan, came before the Compensation Committee for consideration during 2006. The executive compensation matters that the Compensation Committee considered during 2006 are described below.

The Compensation Committee also recognizes that stock-based compensation is an important component of overall compensation for directors, officers, employees and others who provide services to the Company. In 2003, we adopted a stock-based incentive plan, the 2003 Omnibus Incentive Plan, to provide for stock-based compensation to be awarded to these persons. The 2003 Omnibus Plan provided for the issuance of up to 1,600,000 (as adjusted to reflect the 1:25 reverse stock split that became effective June 17, 2004) shares of common stock (including stock options) as incentive grants. The stockholders approved the 2003 Omnibus Plan at our 2003 annual meeting of stockholders in November 2003. In 2005, the Compensation Committee determined that the amount of shares available for grant under the 2003 Omnibus Plan (approximately 60,000 as of March 23, 2005) was insufficient for future grants of stock-based compensation that the Company would be well advised to grant in the future. Therefore, the Compensation Committee recommended to the board of directors an amendment to the 2003 Omnibus Plan to increase by 1,500,000 the number of shares available for grant. The board concurred, and proposed to the Company’s stockholders an increase in shares available under the 2003 Omnibus Plan to 3,100,000 at its 2005 annual meeting of stockholders. The Stockholders approved this proposal and accordingly, the Company increased the number of shares available under the 2003 Omnibus Plan to 3,100,000 shares. As discussed in this proxy statement under “Executive Compensation Activities to Date in 2007,” in 2007, the Compensation Committee determined that it was advisable to increase the amount of shares available under the 2003 Omnibus Plan by 2,500,000 to a total of 5,600,000 shares. The Board approved an amendment to the 2003 Omnibus Plan to that effect, subject to stockholder approval. The Company is soliciting stockholder approval of that amendment at the 2007 annual meeting of stockholders. See Proposal 2 in this proxy statement for more information regarding the 2003 Omnibus Plan and the proposed amendment.

In 2006, the Company sought to achieve a mix of the various forms of compensation noted above to properly compensate and motivate its executives on an individual basis commensurate with their relative levels of seniority and responsibility. A variety of factors were considered in arriving at the amount and mix of compensation paid or awarded to the Company’s executive officers and other highly compensated employees. Key factors in the assessment of the compensation of the Company’s executive officers were the Company’s overall performance and their respective roles in the achievement of individual and Company goals during 2006.

Base Salary. The Company’s philosophy with respect to setting base salary is generally to compensate its executive officers with reasonable current income on a competitive basis. Accordingly, the Company increased the salaries of executive officers during 2006 as follows:

Name and Title	Amount of Increase	Annual Base Salary after Increase

James Wylie, CEO	$12,425	$367,425
David Swank, CFO	$ 9,825	$224,825
John Welchive, North America Marketing	$ 8,500	$184,000
Christopher Geberth, VP, Finance	$ 9,000	$145,000

Management Incentive Program (“MIP”) Payments. The Company agreed to pay cash MIP payments to certain officers in 2007 as recognition of their performance and their contributions to the Company’s overall performance in 2006. These cash MIP payments are as follows:

Name and Title	Total Amount of MIP Payments Awarded for 2006 Performance (Paid in 2007)

James A. Wylie, Jr., President and CEO	$98,703

David B. Swank, CFO	$40,000

William Allen VP, Operations, Diomed Ltd.	$10,000

Christopher Geberth, VP, Finance	$27,545

Cary Paulette, VP, North American Sales	$40,862

John Welch, VP, North American Marketing	$23,896

The Company also awarded MIP payments for 2006 to other key managers based on Company and personal performance goals achieved.

Equity-Based Incentive Compensation. The Company’s equity-based incentive compensation granted in 2005 was in the form of stock option grants. The Committee believes that reliance upon such incentives is advantageous to the Company because it fosters a long-term commitment by the recipients to the Company, aligns the interests of management with investors and does not require a cash outlay by the Company. During the fiscal year ended December 31, 2006, the Company granted stock options to directors and named executive officers (including highly compensated employees) under the 2003 Omnibus Incentive Plan as follows:

The following table sets forth certain information regarding stock options that we granted in 2005 to all Named Executive Officers:

Options Granted in 2006

Named Executive Officer	No. Options Granted	Exercise Price	Date of Grant

James Wylie	110,000	$2.24	01/11/06
	15,000	$2.06	01/05/06
David Swank	40,000	$2.24	01/16/06
John Welch	30,000	$2.24	01/11/06
Kevin Stearn(1)	30,000	$2.24	01/11/06
Cary Paulette	35,000	$2.24	01/11/06
Christopher Geberth	40,000	$2.24	01/11/06
Willam Allan(2)	75,000	$1.02	11/01/06
Total	381,800

(1) Mr. Stearn resigned from our employ effective 9/30/06, and because he did not exercise his options within the time permitted under the terms of his options, all options held by him terminated.

(2) Mr. Allan succeeded Mr. Stearn, effective 11/1/06.

Compensation of CEO. Effective December 28, 2003, we entered into a new employment agreement with James A. Wylie, Jr., under which he became the Chief Executive Officer of the Company and which, among other things, extended for one year (until December 31, 2005) the term of his employment with the Company. Effective February 15, 2005, we further extended the term of Mr. Wylie’s employment, increased his salary and made other changes to the terms of his employment. We also modified certain terms of the employment of several other executive officers on February 15, 2005. (See “Employment Agreements,” below, for a descriptionn of these changes). Effective January 11, 2006, the Company increased Mr. Wylie’s annual base salary to $367,425.

Renewal of Employment Agreement with Chief Financial Officer. The terms of our employment agreement with David Swank, our chief financial officer, provide for an annual term ending December 31 of each year, with an automatic renewal for an additional year unless we give notice of non-renewal by November 30. We wished to continue the employment of Mr. Swank and therefore his agreement was automatically renewed for the period ending December 31, 2007, with an increase in monthly salary from $18,750 to $19,875.

Hiring of VP, Operations, for Diomed, Ltd. The resignation of Kevin Stearn, formerly Managing Director of our UK subsidiary, left a vacancy at the executive level. The Company identified William Allan as an appropriate successor to Mr. Allan and negotiated the terms of his employment. The Compensation Committee considered and approved the proposed terms of Mr. Allan’s employment, including the grant of 75,000 stock options upon his joining the Company, effective November 1, 2006.

Compensation of Directors. With the approval of the Compensation Committee and the board of directors, in 2004 the Company implemented a program of providing honorariums to directors to whom we do not also pay a salary. We instituted this program because we believed it was appropriate to provide monetary compensation to our outside directors for their efforts on behalf of the Company, and would assist the Company in attracting and retaining qualified persons to act as directors and to serve on committees of the board. These stipends are $1,000 per face-to-face meeting, plus annual stipends, as follows:

Position	Amount per Annum
Director	$12,000
Chairman of Board of Directors	$10,000
Audit Committee Chairman	$10,000
Audit Committee Member	$ 5,000
Compensation Committee Chairman	$ 5,000
Compensation Committee Member	$ 2,500

Under this program, the Company awarded stipends to non-employee directors in the aggregate amount of $156,000 during 2006.

Benefits. The Company seeks to provide benefits to its executives and other employees that are commensurate with those provided by other companies comparable to us, in a cost-effective manner. In particular, the Compensation Committee determined that is imperative to provide adequate director and liability insurance in order to attract and retain qualified persons to serve as our directors and officers.

Geoffrey Jenkins (Chairman)
A. Kim Campbell
Edwin Snape, Ph. D.

NOMINATING COMMITTEE REPORT

The Nominating Committee operates under a charter the board of directors adopted in February 2005, at which time it expanded the functions of the Nominating Committee to include certain corporate governance matters and to require the members. After adoption of the charter in February 2005, the board named A. Kim Campbell, an independent director, as the third member of the Nominating Committee, to join Mr. Jenkins (Chairman) and Dr. Snape who had been members of the Nominating Committee since January 2004. The members of the Nominating Committee have staggered terms of three years. Mr. Jenkins’ term is through 2008, Ms. Campbell’s term is through 2007 and Dr. Snape’s term was through 2006 and was renewed for the three year term through 2009.

The purposes of the Nominating Committee are to identify individuals who are qualified to serve on the Company’s board of directors, to recommend to the board to select, the director nominees for the next annual meeting of stockholders and to develop and recommend to the board corporate governance principles with respect to the Company. The Nominating Committee also formerly administered a stockholders’ agreement with certain investors, but that stockholders’ agreement terminated by its terms during 2005.

Candidates will be identified by the Nominating Committee on the basis of the anticipated needs of the board when vacancies on the board occur or are contemplated, through various sources, including management, directors, stockholders and stockholders with contractual rights to designate nominees for appointment and election. The Nominating Committee’s policy with regard to candidates designated by stockholders is to consider such candidates and to evaluate the merits of such candidates on the basis of their credentials, skills, character (including demonstrated ethical standards), experience (including experience in the medical device industry) and diversity that they would bring to the board of directors, among other factors. The Nominating Committee would also consider the independence and other appropriate characteristics of the candidate under AMEX and SEC rules (including any specific minimum criteria that are required of directors) and the board’s needs as currently constituted.

The Nominating Committee will consider candidates suggested by securityholders in any manner consistent with the Company’s by-laws and any applicable agreement to which the Company is a party. Generally, a securityholder who wishes to suggest a candidate to the Nominating Committee will contact the Company’s secretary in writing and include the name and address of the securityholder as it appears in the Company’s books and records, the number and class of each class of securities beneficially owned, the name, address and biographical information of the suggested nominee, an indication that the suggested nominee would be willing to serve as a director and a description of any arrangements, understandings or relationship between the securityholder and the suggested nominee. Any such candidates suggested by securityholders will be evaluated on the same basis as candidates identified by the Nominating Committee, except to the extent that the Company may be bound by any agreement to put forth for appointment or election any designees of any securityholders, although the Nominating Committee and the board of directors will generally retain in the board ultimate discretion as to whether to nominate or appoint any director candidate under any such agreement.

No candidates came before consideration of the Nominating Committee in 2006, as no changes in the board of directors occurred or were contemplated. The Nominating Committee determined that there was no need to modify its charter during 2006. The Nominating Committee recommended the nomination of each of the nine incumbent directors for re-election at the 2006 annual meeting of stockholders.

Geoffrey Jenkins (Chairman)
Edwin Snape, Ph. D.
A. Kim Campbell

CODE OF ETHICS AND CODE OF BUSINESS CONDUCT

In April 2004, our board of directors adopted a formal policy regarding ethical requirements imposed upon the Company’s chief executive officer and those officers engaged in financial management. Also in April 2004, our board of directors adopted a formal policy regarding the business standards to which all of the Company’s directors, employees and consultants will be held.

We have filed with the Securities and Exchange Commission copies of the Code of Ethics and the Code of Business Conduct, and we have posted them on our website, www.diomedinc.com. We will provide copies of the Code of Ethics and/or Code of Business Conduct free of charge upon written request directed to: Diomed Holdings, Inc., One Dundee Park, Andover, MA 01810, Attention: Corporate Secretary, or by oral request to the Corporate Secretary at telephone 978-475-7771.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the last completed fiscal year for our principal executive officer and each other executive officer serving as such whose annual compensation exceeded $100,000 as of the end of the last completed fiscal year. Such officers are referred to herein as our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James Wylie Chief Executive Officer	2006	367,425	138,828	-	130,910	-	-	19,960 (4)	657,123
David Swank Chief Financial Officer	2006	224,825	70,883	-	48,146	-	-	-	343,854
Kevin Stearn Vice President Operations, Diomed Ltd.	2006	157,179 (5)	31,350	-	12,475	-	-	-	201,004
William Allan Vice President Operations, Diomed Ltd.	2006	32,216 (5)	-	-	4,776	-	-	-	36,992
Christopher Geberth VP Finance	2006	139,596	31,678	-	39,093	-	-	-	210,367
Cary Paulette VP North America Sales	2006	186,000	70,778	-	52,271	-	-	-	309,049
John Welch VP North America Marketing	2006	184,000	39,925	-	16,633	-	-	-	240,558
TOTAL		1,291,241	383,442	-	304,304	-	-	19,960	1,998,947

(1) Salaries are provided for that part of 2006 during which each Named Executive Officer served as such. Mr. Stearn resigned from the Company effective September 29, 2006. Mr. Allan commenced employment with the Company on November 1, 2006.

(2) Granted under the terms of our 2003 Omnibus Incentive Plan.

(3) We used the Black-Scholes option pricing model was used to determine the fair value of all 2006 option grants.

(4) Rent and related expenses for apartment leased by us near our Andover, Massachusetts headquarters for use by Mr. Wylie when he is in Andover, as Mr. Wylie’s residence is approximately 150 miles from our headquarters.

(5) Mr. Stearn resigned effective September 29, 2006 and as a result his unvested options were forfeited and he had 90 days to exercise his vested options. Effective January 3, 2007, Mr. Stearn’s vested options were also forfeited, none having been exercised. Mr. Stearn was succeeded by Mr. Allan, whose employment began on November 1, 2006.

Messrs. Geberth, Paulette, Stearn and Welch were granted stock options on January 11, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over three years from the date of grant, commencing March 31, 2006, which we valued based on with the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	87.3%
Risk-free Interest Rate (%)	4.32%
Expected Life	5.8 years

Accordingly, the weighted average fair value per option at grant date is $1.66.

Mr. Wylie was granted 60,000 stock options on January 11, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over two years from the date of grant, commencing March 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	89.3%
Risk-free Interest Rate (%)	4.32%
Expected Life	5.7 years

Accordingly, the weighted average fair value per option at grant date is $1.68.

Mr. Wylie was also granted 50,000 stock options on January 11, 2006, which vest and therefore become exercisable immediately, as to 50%, with the remainder vesting on a pro rata basis quarterly in arrears over one year from the date of grant, commencing March 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	87.7%
Risk-free Interest Rate (%)	4.32%
Expected Life	5.2 years

Accordingly, the weighted average fair value per option at grant date is $1.61.

Mr. Swank was granted 40,000 stock options on January 11, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over three years from the date of grant, commencing March 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	87.3%
Risk-free Interest Rate (%)	4.32%
Expected Life	5.8 years

Accordingly, the weighted average fair value per option at grant date is $1.66.

Mr. Swank was also granted 15,000 stock options on January 6, 2006, which vest and therefore become exercisable immediately, as to 50%, with the remainder vesting on a pro rata basis quarterly in arrears over one year from the date of grant, commencing March 31, 2006, with the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	87.6%
Risk-free Interest Rate (%)	4.33%
Expected Life	5.2 years

Accordingly, the weighted average fair value per option at grant date is $1.48.

Mr. Allan was granted 75,000 stock options on November 1, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over three years from the date of grant, commencing December 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	88.56%
Risk-free Interest Rate (%)	4.52%
Expected Life	5.8 years

Accordingly, the weighted average fair value per option at grant date is $0.76.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of our Named Executive Officers as of December 31, 2006.

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

James Wylie	16,000	0	-	6.50	01/10/2013	-	-	-	-
	108,000	0	-	4.50	02/11/2014	-	-	-	-
	160,000	0	-	5.00	02/24/2014	-	-	-	-
	19,412	0	-	4.25	03/26/2014	-	-	-	-
	23,732	0	-	4.20	01/10/2015	-	-	-	-
	16,000	0	-	6.50	01/20/2013	-	-	-	-
	27,076	0	-	4.20	01/10/2015	-	-	-	-
	50,000	0	-	2.24	01/11/2016	-	-	-	-
	30,000	30,000	-	2.24	01/11/2016	-	-	-	-
	131,192	0	-	4.20	01/10/2015	-	-	-	-
TOTAL	581,412	30,000	-			-	-	-	-

David Swank	60,000	0	-	5.00	02/24/2014	-	-	-	-
	13,334	26,666	-	2.24	01/11/2016	-	-	-	-
	6,667	3,333	-	2.02	10/29/2014	-	-	-	-
	8,000	0	-	11.50	06/04/2013	-	-	-	-
	15,000	0	-	2.06	01/06/2016	-	-	-	-
	56,800	0	-	4.20	01/10/2015	-	-	-	-
TOTAL	159,801	29,999	-			-	-	-	-

Kevin Stearn (1)	0	0	-			-	-	-	-

William Allan	6,253	68,747	-	1.02	11/01/2016	-	-	-	-
			-			-	-	-	-
Christopher Geberth	13,334	26,666	-	2.24	01/11/2016	-	-	-	-
	6,667	3,332	-	3.54	12/09/2014	-	-	-	-
	10,000	0	-	4.20	01/10/2015	-	-	-	-
	18,333	1,667	-	2.50	05/17/2014	-	-	-	-
TOTAL	48,334	31,665	-			-	-	-	-

Cary Paulette	15,000	0	-	4.20	1/10/2015	-	-	-	-
	11,668	23,332	-	2.24	1/11/2016	-	-	-	-
	33,334	16,666	-	3.54	12/9/2014	-	-	-	-
	35,000	0	-	4.20	1/10/2015	-	-	-	-
TOTAL	95,002	39,998	-			-	-	-	-

John Welch	3,600	0	-	7.50	06/02/2013	-	-	-	-
	3,200	0	-	8.50	10/01/2012	-	-	-	-
	400	0	-	8.75	10/08/2013	-	-	-	-
	28,000	0	-	5.00	02/24/2014	-	-	-	-
	400	0	-	4.75	05/01/2013	-	-	-	-
	10,000	20,000	-	2.24	01/11/2016	-	-	-	-
	39,400	0	-	4.20	01/10/2015	-	-	-	-
TOTAL	85,000	20,000	-			-	-	-	-
GRAND TOTAL	975,802	220,409	-			-	-	-	-

(1) Mr. Stearn resigned effective September 29, 2006 and as a result his unvested options were forfeited and he had 90 days to exercise his vested options. Effective January 3, 2007, Mr. Stearn’s vested options were also forfeited, none having been exercised. Mr. Stearn was succeeded by Mr. Allan, whose employment began on November 1, 2006.

EQUITY COMPENSATION PLAN INFORMATION

We have three plans under which stock options (and other incentive awards) are issuable, our 2003 Omnibus Incentive Plan, 2001 Stock Option Plan and 1998 Stock Option Plan. We also may issue non-plan stock options from time-to-time if appropriate and subject to applicable law and the rules of the AMEX.

The exercise price and vesting of individual awards granted are determined by the board of directors at the date of grant. Our current policy provides for options to generally vest over two to four years and expire 10 years after the date of grant. Incentive stock options under the plans are granted at not less than fair market value per share of common stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

We rely principally on the 2003 Omnibus Plan for granting awards to our directors, management, employees and consultants. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan. We obtained stockholder approval of the 2003 Omnibus Plan at our annual meeting on November 25, 2003, after which we reserved 1.6 million shares of common stock for issuance pursuant to this plan. At our annual meeting of stockholders held on May 17, 2005, our stockholders approved an increase of 1.5 million shares providing for a total of 3.1 million shares of common stock reserved for future issuance.

As of December 31, 2006, 755,756 shares were available for issuance under our 2003 Omnibus Plan, 4,542 shares were available for issuance under our 2001 Plan and 339 shares were available for issuance under our 1998 Plan.

The following table sets forth certain information regarding the outstanding stock options as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (expressed in common stock) (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders	2,439,363	$4.11	760,637
Equity compensation plans not approved by stockholders	0	0	0
TOTAL	2,439,363	$4.11	760,637

CHANGES AND ADJUSTMENTS TO OUTSTANDING INCENTIVE AWARDS
DURING PRIOR FISCAL YEAR

No adjustments to the exercise price of any outstanding options were made during the fiscal year ended December 31, 2006.

EMPLOYMENT AGREEMENTS
Chief Executive Officer

Effective January 10, 2003, we entered into an employment agreement with James A. Wylie, Jr. as president and chief executive officer. Mr. Wylie became a director as of that date. Mr. Wylie's employment agreement was for an initial term of two years and provided for an annual base salary of $300,000 (payable commencing March 1, 2003), an award of options to purchase up to 32,000 shares (figure adjusted for 1:25 reverse stock split effective on June 17, 2004) of common stock and certain bonus compensation, including a discretionary bonus as determined by the board of directors and a bonus for the consummation of certain financings (including the equity financing), mergers or similar transactions. If we terminated Mr. Wylie's employment other than for cause, we would have been obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term. From December 2, 2002 until the effective date of his employment agreement, Mr. Wylie acted as a consultant to us and an advisory board member, pursuant to a management services agreement. Under the management services agreement, we paid Mr. Wylie a consulting fee of $125,000 for the period December 2, 2002 through February 28, 2003, and agreed to pay a success fee for the consummation of certain financing, merger or similar transactions (excluding the December 27, 2002 bridge financing transaction). The management services agreement was terminated upon the effective date of Mr. Wylie's employment agreement and was superseded by his employment agreement.

Effective December 28, 2003, we entered into a second employment agreement with James A. Wylie, Jr. This agreement superseded our January 10, 2003 employment agreement with Mr. Wylie, and extended his employment by one year from December 31, 2004 until December 31, 2005. Mr. Wylie's new agreement provided for an annual base salary of $330,000 (commencing January 1, 2004), an award of options to purchase up to 108,000 shares (figure adjusted for 1:25 reverse stock split effective on June 17, 2004) of common stock and certain bonus compensation. If we terminated Mr. Wylie's employment other than for cause, we would have been obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term.

Effective February 15, 2005, the terms of Mr. Wylie's employment were modified by (i) extending the term of employment through December 31, 2007 (formerly, the term was through December 31, 2005 at an effective annual base salary of $355,000), (ii) providing that in the event of termination by us without cause or by Mr. Wylie for good reason, we will pay an amount equal to either his base compensation for the remainder of the term or 12 months, whichever is greater and (iii) clarifying that Mr. Wylie will be able to terminate his employment agreement upon not less than 90 days' notice for reasons other than good reason, in which case we will not be required to pay severance.

Effective January 11, 2006, Mr. Wylie's annual salary was increased to $367,425, and he was awarded 50,000 options.

Chief Financial Officer

Effective September 1, 2003, we entered into a consulting agreement with David B. Swank, as chief financial officer. Mr. Swank's agreement provided for us to pay him a monthly fee of $12,500, and entitled him to receive options to purchase shares of common stock and bonus compensation. Effective March 1, 2004, we increased Mr. Swank's monthly fee to $16,667. Mr. Swank's agreement was for six-month automatically renewable periods, and was cancelable upon six months notice. Effective September 1, 2004, Mr. Swank's agreement was automatically extended for a second six-month period until March 1, 2005, at a monthly fee of $16,667.

Effective February 15, 2005, we modified the terms of Mr. Swank's employment by (i) providing a term through December 31, 2005, renewable annually thereafter unless either party gives notice of non-renewal by November 30, (ii) providing that we may terminate Mr. Swank's employment for cause upon written notice, (iii) providing that in the event of termination by us without cause or by Mr. Swank for good reason, we will pay an amount equal to either his base compensation for the remainder of the term or 12 months, whichever is greater, (iv) providing that Mr. Swank will not use or disclose proprietary information or confidential information, that all proprietary information is our property and that all inventions of Mr. Swank during the term of his employment that are related to our business are our property and (v) providing that Mr. Swank will not compete with us or solicit our customers, suppliers or employees during the term or for 12 months thereafter. Mr. Swank’s monthly fee for 2005 was $17,917. In accordance with this agreement, Mr. Swank's employment was automatically renewed for the term ending December 31, 2006, at a monthly rate of $18,750, and again for the term ending December 31, 2007, at a monthly rate of $19,875.

Our executive officers (Messrs. Stearn, Welch, Paulette and Geberth) have agreements which provide that upon termination of their respective employment without cause, we will pay their annual base salary for a period of twelve months. These agreements also provide that these executive officers are eligible to receive annual bonuses based on performance. These employment agreements also prohibit our executive officers from directly or indirectly competing with us for a period of one-year following termination of their employment.

There have been no adjustments or amendments to the exercise price of stock options for our executive officers or directors, other than adjustments to then-outstanding stock options that correspond with the 1:25 reverse split effective June 17, 2004, which decreased the number of option shares and increased the option exercise price, in each case by a factor of 25.

EXECUTIVE COMPENSATION ACTIVITES TO DATE IN 2007

STOCK OPTIONS GRANTED JANUARY 3, 2007

We granted stock options to the following executives and directors on January 3, 2007, which have an exercise price of $.81, an expiration date of January 3, 2017 and vest, and therefore become exercisable, on a pro rata basis quarterly in arrears over three years from the date of grant, commencing March 31, 2007.

Executives:	Amount
David Swank	50,000
Christopher Geberth	30,000
William Allan	25,000
Cary Paulette	25,000
John Welch	25,000
TOTAL	160,000

Directors:
Geoffrey Jenkins	25,000
Kim Campbell	15,000
Gary Brooks	15,000
Peter Klein	15,000
Sidney Braginsky	15,000
Joseph Harris	15,000
Edwin Snape	15,000
TOTAL	115,000

GRAND TOTAL	275,000

We valued the options based on the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	86.01%
Risk-free Interest Rate (%)	4.68%
Expected Life	5.8 years

Accordingly, the weighted average fair value per option granted to the above directors and executive officers at grant date is $0.599.

Additionally, we granted to our Chief Executive Officer, James Wylie, 100,000 stock options on January 3, 2007, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over two years from the date of grant, commencing March 31, 2007, which we valued based on the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	88.49%
Risk-free Interest Rate (%)	4.66%
Expected Life	5.6 years

Accordingly, the weighted average fair value per option granted to Mr. Wylie at grant date is $0.5997.

SALARY INCREASES TO CERTAIN EXECUTIVE OFFICERS

Acting at the direction of the Board’s Compensation Committee, on February 2, 2007, we increased the salaries of certain executive officers, as follows: David B. Swank, Chief Financial Officer, received a salary increase of $13,500 to $238,500 per annum; Cary Paulette, Vice President North American Sales of the Company’s wholly-owned subsidiary, Diomed, Inc., received a salary increase of $8,370 to $194,370 per annum and John Welch, Vice President - Marketing of Diomed, Inc., received a salary increase of $8,280 to $192,280.

EXTENSION OF TERM OF CHIEF EXECUTIVE OFFICER’S EMPLOYMENT AGREEMENT

Acting at the direction of the Board’s Compensation Committee, on February 2, 2007, we extended the term of Mr. Wylie’s employment agreement by one year to December 31, 2008.

EXECUTIVE SEVERANCE AGREEMENTS

Acting at the direction of the Board’s Compensation Committee, on February 2, 2007, we entered into Change in Control Severance Agreements with the following executive officers: James Wylie, David Swank, Cary Paulette, John Welch, Christopher Geberth, Vice President Finance, and William Allan, Managing Director of the Company’s wholly-owned subsidiary, Diomed, Ltd. The following summarizes the material terms of the Change in Control Severance Agreements between the Company and each of the executive officers named above:

Term of Change in Control Agreement.  Each agreement has a term of two years, commencing February 2, 2007. If a change in control occurs prior to that date, each agreement shall survive until the Company has complied with all of its obligations under the agreement. A “change in control” means the sale of all or substantially all of the Company’s assets, a merger, consolidation or other business combination of the Company, the direct or indirect acquisition of a majority of the Company’s capital stock, a contested election of directors resulting in a change in the majority of the Board or a dissolution or liquidation of the Company.

Accelerated Vesting. If a change in control occurs, any stock options or other equity incentive awards that are held by the executive officers named above and that have not fully vested prior to that date shall automatically fully vest upon the consummation of the change in control.

Severance Pay and Continued Benefits. If, during the period beginning on the date when a change in control is consummated and ending 540 days thereafter, the employment of any of the executive officers named above is terminated by the Company (other than for cause, death or disability) or by the executive officer for good reason (demotion, reduced compensation, relocation, failure to pay compensation when due, Company’s notice of intent to terminate employment (other than for cause, death or disability) or failure of a successor to the Company to assume the agreement), then that executive officer is entitled to receive severance pay and benefits, as follows: (i) a multiple of his annual pay paid in a lump sum within 10 days of termination, (ii) a pro rated portion of the executive officer’s target annual bonus for the year during which termination occurs and (iii) a multiple of his health, welfare and fringe benefits. The multiple referred to in clauses (i) and (iii) is two years in the case of Wylie and Swank and one and one-half years in the case of Allan, Geberth, Paulette and Welch. The timing of payment of benefits may be delayed if and to the extent necessary to avoid triggering certain tax obligations, in which case the Company shall pay interest on the amount payable for the period of the extended payment. Each executive officer is required to release the Company from any claims he may have against the Company as a condition to receiving the foregoing severance pay and continued benefits.

Excise Tax Gross Up. If certain excise taxes are imposed by taxing authorities on amounts payable under any of the agreements to the executive officer, the Company is required to make an additional payment to “gross up” the amount paid, such that the executive officer will net the same amount after payment of the excise taxes as set forth in the agreements.

INCREASE IN AMOUNT OF SHARES AVAILABLE UNDER 2003 OMNIBUS PLAN

With the recommendation of the Compensation Committee, the Board determined that the amount of shares available for grant under the 2003 Omnibus Plan (approximately 175,000 as of March 31, 2007) was insufficient for future grants of stock-based compensation that the Company would be well advised to grant in the future. Therefore, the Compensation Committee recommended to the board of directors an amendment to the 2003 Omnibus Plan to increase the number of shares available for grant by an additional 2,500,000 shares to a total of 5,600,000 shares. On April 26, 2007, the Board approved this amendment, subject to stockholder approval (See Proposal 2 in this proxy statement).

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2003 oMNIBUS pLAN TO INCREASE THE AVAILABLE NUMBER OF SHARES THEREUNDER
FROM 3,100,000 TO 5,600,000.

General

At the recommendation of the Compensation Committee of our board of directors, on April 26, 2007, the board of directors unanimously adopted an amendment, subject to stockholder approval, to the Company’s 2003 Omnibus Incentive Plan (which we refer to as the 2003 Omnibus Plan) to effect an increase in the number of shares available under the 2003 Omnibus Plan by 2,500,000, from 3,100,000 shares of common stock to 5,600,000 shares of common stock. Currently, we are authorized to issue to our employees, officers, directors and consultants up to an aggregate of 3,100,000 shares of common stock under the 2003 Omnibus Plan, and we propose to increase that number by 2,500,000 to 5,600,000 effective immediately after the 2007 annual meeting. A copy of the proposed amendment to the Plan is attached as Appendix C to this proxy statement. If the stockholders do not approve the amendment to the 2003 Omnibus Plan, then we will not increase the number of shares available under the 2003 Omnibus Plan and we will be limited to making 3,100,000 shares of common stock available for grants of incentive awards thereunder.

Purpose of Amending the 2003 Omnibus Plan to Increase Available Number of Shares

The principal purpose of amending the 2003 Omnibus Plan to increase the number of shares available thereunder from 3,100,000 to 5,600,000 is to ensure that a sufficient number of shares will be available under the 2003 Omnibus Plan to assist the Company to attract, retain and compensate employees, directors and other non-employees who provide services to the Company. Providing stock-based incentive awards is a method that the board believes will assist it in providing appropriate levels of compensation and aligning the long-term interests of participants in the 2003 Omnibus Plan with those of the Company, while at the same time not requiring a cash outlay by the Company. If our stockholders do not approve this Proposal and we do not have a sufficient number of shares available to offer as incentive awards to our employees, officers, directors and consultants, then we may be required to offer cash incentives in order to attract and retain qualified personnel and service providers, which would impair our cash flows.

Grants Previously Awarded under 2003 Omnibus Plan

As of March 31, 2007, awards under the 2003 Omnibus Plan representing approximately 2,925,000 shares of common stock were granted and outstanding. All of these awards are in the form of stock options. Of these outstanding stock options, approximately 544,000 were held by non-employee directors, 1,349,400 were held by employee-directors and other executive officers, 875,600 were held by other employees and 156,000 were held by consultants and other service providers.

Effect of Proposed Increase in Shares Available for Grant under 2003 Omnibus Plan

While increasing the number of shares available for grant will provide us with flexibility in offering non-cash incentives to our employees and others who provide services to the Company, the increase of the availability of stock-based incentive awards will have a potentially dilutive effect on our existing securityholders.

Description of 2003 Omnibus Plan

The 2003 Omnibus Plan, as amended to date and as proposed to be amended by this Proposal, is attached as Appendix C to this proxy statement. The following summarizes the material provisions of the 2003 Omnibus Plan. We direct you to the 2003 Omnibus Plan itself for a complete description of its terms and conditions.

General

Our stockholders approved the 2003 Omnibus Plan at our 2003 annual meeting of stockholders, held in November 2003. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights (collectively referred to as Incentive Awards). Only present and future employees of the Company and its Subsidiaries and outside directors and consultants are eligible to receive Incentive Awards under the 2003 Omnibus Plan.

Stock Subject to 2003 Omnibus Plan

Upon obtaining stockholder approval of the proposed amendment to the 2003 Omnibus Plan, the board will reserve a total of 5,600,000 shares of our Common Stock for issuance under the 2003 Omnibus Plan. If an Incentive Award expires or terminates unexercised or is forfeited, or if any shares are surrendered to the Company in connection with an Incentive Award, the shares subject to such award and the surrendered shares will become available for further awards under the 2003 Omnibus Plan.

Shares issued under the 2003 Omnibus Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the 2003 Omnibus Plan. In addition, the number of shares subject to the 2003 Omnibus Plan, any number of shares subject to any numerical limit in the 2003 Omnibus Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in the outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Limitations on Incentive Awards

No more than 600,000 shares of the authorized shares may be allocated to Incentive Awards granted or awarded to any individual Participant during any 36-month period. Any shares of Restricted Stock, Restricted Stock Units, Performance Grants or Stock Awards that are forfeited will not count against this limit.

The maximum cash payment that can be made for all Incentive Awards granted to any one individual under the 2003 Omnibus Plan will be $1,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a Participant is subject to this limit in the year in which the deferral is made but not in any later year in which payment is made.

Administration

The Compensation Committee of the board of directors, or a subcommittee of the Compensation Committee, administers the 2003 Omnibus Plan. Each member of the Compensation Committee or its subcommittee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code) and a non-employee director for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the terms of the 2003 Omnibus Plan, the Compensation Committee will have complete authority and discretion to determine the terms of Incentive Awards.

Stock Options

The 2003 Omnibus Plan authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the 2003 Omnibus Plan entitle the grantee, upon exercise, to purchase a specified number of shares from the Company at a specified exercise price per share. The Compensation Committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of Common Stock covered by an Option cannot be less than the Fair Market Value of the Common Stock on the date of grant unless the Company agrees otherwise at the time of the grant.

Under the 2003 Omnibus Plan, a Participant may not surrender an option for the grant of a new option with a lower exercise price or another Incentive Award. In addition, if a Participant's option is cancelled before its termination date, the Participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

Restricted Stock Awards

The 2003 Omnibus Plan also authorizes the grant of Restricted Stock awards on terms and conditions established by the Compensation Committee, which may include performance conditions. The terms and conditions will include the designation of a Restriction Period during which the shares are not transferable and are subject to forfeiture. In general, the minimum Restriction Period applicable to any award of Restricted Stock that is not subject to the achievement of one or more performance standards is three years from the date of grant. The minimum restriction period for any award of Restricted Stock that is subject to one or more performance standards is one year from the date of grant, except that restriction periods of shorter duration may be approved for awards of Restricted Stock or Restricted Stock Units combined with respect to up to 180,000 shares reserved for issuance under the 2003 Omnibus Plan.

Restricted Stock Units

Restricted Stock Units may be granted on the terms and conditions established by the Compensation Committee, including conditioning the lapse of restrictions on the achievement of one or more performance goals. In the case of Restricted Stock Units, no shares are issued at the time of grant. Rather, upon lapse of restrictions, a Restricted Stock Unit entitles a Participant to receive shares of Common Stock or a cash amount equal to the Fair Market Value of a share of Common Stock on the date the restrictions lapse. The requirements with respect to Restriction Periods for Restricted Stock Units are the same as those for Restricted Stock Awards.

Performance Grants

The Compensation Committee may make Performance Grants to any Participant that are intended to comply with Section 162(m) of the Code. Each Performance Grant will contain Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable, and other terms and conditions. Performance Criteria may include price per share of Company Stock, return on assets, expense ratio, book value, investment return, return on invested capital (ROIC), free cash flow, value added (ROIC less cost of capital multiplied by capital), total Stockholder return, economic value added (net operating profit after tax less cost of capital), operating ratio, cost reduction (or limits on cost increases), debt to capitalization, debt to equity, earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share (including or excluding nonrecurring items), earnings per share before extraordinary items, income from operations (including or excluding nonrecurring items), income from operations compared to capital spending, net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes), net sales, return on capital employed, return on equity, return on investment, return on sales, and sales volume.

The Compensation Committee will make all determinations regarding the achievement of Performance Goals. Actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. Performance Grants will be payable in cash, shares of Common Stock or a combination of cash and shares of Common Stock. The Compensation Committee may reduce or eliminate, but not increase the payments except as provided in the Performance Grant.

Stock Awards

The 2003 Omnibus Plan authorizes the making of Stock Awards. The Compensation Committee will establish the number of shares of Common Stock to be awarded and the terms applicable to each award, including performance restrictions. No more than 180,000 shares of Common Stock, reduced by Restricted Stock and Restricted Stock Unit awards, may be granted under the 2003 Omnibus Plan without performance restrictions.

Stock Appreciation Rights

The Compensation Committee may grant Stock Appreciation Rights (SARs) under the 2003 Omnibus Plan. Subject to the terms of the award, SARs entitle the Participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of Common Stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR. Such distributions are payable in cash or shares of Common Stock, or a combination thereof, as determined by the Compensation Committee.

Change in Control

The Compensation Committee may make provisions in Incentive Awards with respect to a change in control, including acceleration of vesting or removal of restrictions or performance conditions. It is our policy to provide that any outstanding Incentive Awards that have not vested (in the case of options) or with restrictions that have not lapsed (in the case of restricted stock) at the time of a change of control, liquidation or similar event will automatically vest or its restrictions will lapse, as the case may be, fully upon the occurrence of such an event. In April 2005, at the recommendation of the Compensation Committee, the board of directors amended the 2003 Omnibus Plan to clarify that automatic vesting/lapsing would occur unless the particular Incentive Award granted provided otherwise. (That amendment did not require stockholder approval and is not the subject of this Proposal).

Duration, Amendment and Termination

The board may suspend or terminate the 2003 Omnibus Plan without Stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2003 Omnibus Plan will terminate on April 10, 2013.

The board may also amend the 2003 Omnibus Plan at any time. No change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to Incentive Awards (except as described above under “Stock Subject to 2003 Omnibus Plan - Adjustments”) or reduces the minimum exercise price for Options or exchange of Options for other Incentive Awards, unless such change is authorized by the Stockholders of the Company. A termination or amendment of the 2003 Omnibus Plan will not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her.

Restrictions on Transfer - Deferral

Except as otherwise permitted by the Compensation Committee and provided in the Incentive Award, Incentive Awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. The Compensation Committee may permit Participants to elect to defer the issuance of Common Stock or the settlement of awards in cash under the 2003 Omnibus Plan.

Federal Income Tax Information

The following is a general summary of the current federal income tax treatment of Incentive Awards, which would be authorized to be granted under the 2003 Omnibus Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law.

Incentive Stock Options. A Participant will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a Participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the Participant will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Nonqualified Stock Option, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the Participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income holding period will be a capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Grants, and Stock Awards. A Participant generally is not required to recognize income on the grant of a Nonqualified Stock Option, a Stock Appreciation Right, Restricted Stock Units, a Performance Grant, or a Stock Award. Instead, ordinary income generally is required to be recognized on the date the Nonqualified Stock Option or Stock Appreciation Right is exercised, or in the case of Restricted Stock Units, Performance Grants, and Stock Awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the Incentive Award. In general, the amount of ordinary income required to be recognized is, (a) in the case of a Nonqualified Stock Option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a Stock Appreciation Right, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts, and (c) in the case of Restricted Stock Units, Performance Grants, and Stock Awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

Restricted Stock. Unless a Participant who receives an award of Restricted Stock makes an election under Section 83(b) of the Code as described below, the Participant generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the Participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Participant makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the Participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the 2003 Omnibus Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a Participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a Participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonqualified Stock Option (including an Incentive Stock Option that is treated as a Nonqualified Stock Option, as described above), a Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Grants, and Stock Awards, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a Participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. The Compensation Committee may make awards as to which the vesting thereof is accelerated by a change in control of the Company. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain Company employees.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives (generally the five highest paid officers) to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2003 Omnibus Plan has been designed to allow the Compensation Committee to grant Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Grants that qualify under an exception to the deduction limit of Section 162(m) for "performance-based compensation."

Required Vote

The affirmative vote of a majority of the outstanding shares of our common stock present at the meeting that are entitled to vote on the amendment is required to approve this Proposal. If approved by the stockholders, then the proposed amendment to our 2003 Omnibus Plan will become effective immediately.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 2003 OMNIBUS PLAN TO INCREASE THE AVAILABLE NUMBER OF SHARES THEREUNDER FROM 3,100,000 TO 5,600,000.

PROPOSAL 3
RATIFICATION OF THE COMPANY’S SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

The board of directors has selected BDO Seidman, LLP, independent registered public accounting firm, as our independent accountants and auditors for the current fiscal year, subject to ratification or rejection by the stockholders. Representatives of BDO are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders. In the event the stockholders do not ratify the selection of BDO, the selection of other accountants and auditors will be considered by the board of directors.

Our independent registered public accounting firm for 2005 and 2006 was BDO Seidman, LLP. We paid BDO fees for services during 2005 and 2006 as follows:

AUDIT FEES

BDO's fees were $296,000 in the aggregate for 2005 and $319,000 in the aggregate for 2006 for professional services rendered to us for the audit of our annual financial statements and review of our quarterly financial statements (including our quarterly financial statements and other reports filed with the SEC on Forms 10-QSB and SB-2).

AUDIT-RELATED FEES

We paid BDO $8,000 in the aggregate for 2005 and $0 for 2006 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statement, which amounts are not included under "Audit Fees," above.

TAX FEES

We paid BDO $21,000 in the aggregate for 2005 and $27,000 in the aggregate for 2006 for professional services rendered to us for tax compliance, tax advice and tax planning.

ALL OTHER FEES

We paid BDO $0 for 2005 and 2006 for products and services provided to us, other than as reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee's procedure is to review any proposed engagement of its independent registered public accounting firm, whether for auditing or other services, and to give its prior approval of such engagement, considering, among other things, whether the proposed engagement would impact the independence of our auditors. All (100%) of the services described under Audit-Related Fees, Tax Fees and all other Fees were approved by the audit committee.

Required Vote

The affirmative vote of a majority of the outstanding shares of our common stock and preferred stock, voting as a single class, present at the meeting is required to approve this Proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE 2007 FISCAL YEAR.

OTHER MATTERS

If any other matters are properly brought before the annual meeting, your proxy may be voted by the proxies in such manner as they deem proper. At this time, we do not know of any other matters that will be presented at the annual meeting.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION
AT THE 2007 ANNUAL MEETING FOR THE 2008 ANNUAL MEETING

Section 5 of Article II of our by-laws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice to the Secretary or an Assistant Secretary at the principal executive office of the Company. Any such notice must be received (i) not less than 30 nor more than 90 days prior to the annual meeting, if clause (ii) is not applicable, or (ii) not less than 10 days before the date of the meeting if less than 40 days’ notice of the date of the meeting is given by the Company. The stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting, and in the event that such business includes a proposal to amend either the certificate of incorporation or the by-laws of the Company, the language of the proposed amendment, (b) the name and address of the stockholder proposing such business, (c) the number of shares of common stock that are owned by such stockholder and (d) any material personal interest of the stockholder in such business. The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the stockholder has not provided timely written notice as required by the by-laws.

Any proposal that a stockholder desires to have included in the proxy statement for the 2008 annual meeting of stockholders must be received by us no later than December 28, 2007 and must comply with the other applicable requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Act of 1934, as amended.

A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, may be obtained by any stockholder, free of charge, upon written request to the Secretary, Diomed Holdings, Inc., One Dundee Park, Andover, MA 01810, or by calling (978) 475-7771.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following portions of our Annual Report on Form 10-KSB for the year ended December 31, 2006 are incorporated herein by reference: Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7. Financial Statements; and Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Appendix A

Audit Committee Charter

DIOMED HOLDINGS, INC.
AUDIT COMMITTEE CHARTER

Purposes

•	Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company; and

•	Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policies.

Powers and Duties

1.
Holding such regular meetings as may be necessary and such special meetings as may be called by the chairman of the Audit Committee or at the request of the independent accountants or the General Auditor;

2.	Creating an agenda for the ensuing year;

3.	Reviewing the performance of the independent accountants and making recommendations to the board of directors regarding the appointment or termination of the independent accountants;

4.
Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants’ annual engagement letter; reviewing and approving the Company’s internal audit charter, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

5.	Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

6.	Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

7.
Reviewing the Company’s audited annual financial statements and the independent accountants’ opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

8.	Reviewing the adequacy of the Company’s systems of internal control;

9.
Obtaining from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

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10.	Providing an independent, direct communication between the board of directors, internal auditors and independent accountants;

11.	Reviewing the adequacy of internal controls and procedures related to executive travel and entertainment;

12.	Establishing, reviewing and updating periodically a Code of Ethical Conduct and ensuring that management has established a system to enforce this Code;

13.
Reviewing management’s monitoring of the Company’s compliance with the organization’s Ethical Code, and ensuring that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements;

14.	Reviewing, with the organization’s counsel, legal compliance matters including corporate securities trading policies;

15.	Reviewing, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements;

16.	Reporting through its chairman to the board of directors following the meetings of the Audit Committee;

17.	Maintaining minutes or other records of meetings and activities of the Audit Committee;

18.	Reviewing the powers of the Committee annually and reporting and making recommendations to the board of directors on these responsibilities;

19.
Conducting or authorizing investigations into any matters within the Audit Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

20.
Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable; and

21.	Performing any other activities consistent with this Charter, the Corporation’s by-laws and governing law, as the Committee or the board deems necessary or appropriate.

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Appendix B

Nominating Committee Charter

DIOMED HOLDINGS, INC.
NOMINATING - CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose. The primary function of the Nominating - Corporate Governance Committee (the “Committee”) of Diomed Holdings, Inc. (the “Company”) is to (i) identify individuals who are qualified to serve on the Company’s Board of Directors (the “Board”), (ii) recommend to the Board to select, the director nominees for the next annual meeting of stockholders and (iii) develop and recommend to the Board corporate governance principles with respect to the Company.

Composition.

(a) Appointment. The Committee shall consist of three (3) or more independent directors, as determined by the Board in accordance with Section 121A of the rules of the American Stock Exchange.

The Board shall appoint the members of the Committee at the meeting not less than annually. If a vacancy occurs on the Committee, the Board shall appoint a member to fill such vacancy at such time. In appointing members to serve on the Committee, the Board shall consider all of the facts, circumstances, and such other qualifications as the Board may determine, in its reasonable judgment, to be relevant to serving on the Committee.

The Board shall determine, in its discretion, the term of membership of the Committee. Unless the Board elects a Chair of the Committee, the Committee may, in its discretion, designate a Chair by an affirmative vote of the majority of the members of the Committee.

(b) Evaluation. The Board shall perform and conduct an annual performance evaluation of the Committee to determine and assess whether the Committee is fulfilling all of its duties and responsibilities hereunder and under all applicable laws and listing standards.

(c) Term of Service. Subject to removal as provided in 1(d) and provided that a member is serving as a member of the Board, each member of the Committee shall serve for a term of three(3) years, the terms of the members to be staggered at the time Committee is established.

(d) Removal. The Board may remove any member of the Committee at any such time as the Board determines, in its reasonable judgment, that (i) such member no longer meets the qualification standard set forth in Section 2(a) of this Charter, or (ii) it is in the best interests of the Company or its shareholders to remove such member from the Committee; provided, that the basis set forth in Clause (ii) shall not be available as grounds for removal of any member within three (3) years after a change in control of the Company has occurred..

(e) Authority. The Committee shall have the sole and direct authority to engage, retain, approve payment of compensation to, and terminate any director search firm retained to identify and recommend possible candidates for Board membership.

Meetings. The Committee shall meet at least twice annually or more frequently, as may be necessary or appropriate.

Duties and Responsibilities. The Committee shall have the duty and responsibility to:

(i) Establish the criteria for Board membership;

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(ii) Consider and recommend candidates, and review candidates recommended by shareholders, to serve on the Board and to recommend the director nominees selected by the Committee for approval by the Board and the shareholders of the Company;

(iii) Conduct, or engage one or more third parties to conduct, the appropriate and necessary inquires into the backgrounds, experience and qualifications of possible candidates to serve on the Board;

(iv) Recommend to the Board directors to serve on other Board committees, review the functions of such committees, and make recommendations to the Board regarding the functions of such other committees;

(v) Review and recommend, on a regular basis, changes to the Company’s Corporate Governance Guidelines, including a Conflict of Interest Policy and Related Party Transaction Policy, Code of Conduct for Financial Officers, and Code of Business Conduct and Ethics;

(vi) Review, periodically, with the Chairman and the Chief Executive Officer the succession plans for senior executive officers and to make recommendations to the Board regarding the selection of individuals to occupy these positions;

(vii) Review and update this Charter, periodically, at least annually, as may be necessary or appropriate;

(viii) Report, on a periodic basis, to the Board regarding compliance with this Charter, the activities of the Committee and any issues with respect to the duties and responsibilities of the Committee; and

(ix) Perform any other activities consistent with this Charter, the Company’s Bylaws and all applicable laws and listing standards, as the Committee deems necessary or appropriate.

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Appendix C

NOTE: Does not give effect to proposed increase in shares, stockholder approval of which is the subject of Proposal 2 in this proxy statement.

DIOMED HOLDINGS, INC.

2003 OMNIBUS INCENTIVE PLAN

May 2003, as Amended July 2003 (re grants to consultants),
June 2004 (re adjustments per 1:25 reverse split),
April 2005 (re accelerated vesting on change of control)
and
May 2005 (re increase in shares available for grant)

DIOMED HOLDINGS, INC.

2003 OMNIBUS INCENTIVE PLAN

1. Purpose. The purpose of this 2003 Diomed Holdings, Inc. Omnibus Incentive Plan (the “Plan”) is to further the long-term stability and financial success of Diomed and its Subsidiaries by rewarding selected meritorious employees and consultants where such grants are in the best interests, and further the business of, Diomed and its Subsidiaries. The Board of Directors believes that such awards will provide incentives for employees and consultants to remain with Diomed, will encourage continued work of superior quality and will further the identification of those employees’ and consultants’ interests with those of Diomed’s shareholders.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Applicable Withholding Taxes” means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that an Employer is required to withhold in connection with any Incentive Award.

(b) “Beneficiary” means the person or entity designated by the Participant, in a form approved by Diomed, to exercise the Participant's rights with respect to an Incentive Award or receive payment under an Incentive Award after the Participant's death.

(c) “Board” means the Board of Directors of Diomed, Inc.

(d) “Cause” shall have the same meaning given to such term (or other term of similar meaning) in any written employment or other similar agreement between the Participant and Diomed or a Subsidiary for purposes of termination of employment under such agreement, and in the absence of any such agreement or if such agreement does not include a definition of “Cause” (or other term of similar meaning), the term “Cause” shall mean (i) any material breach by the Participant of any agreement to which the Participant and Diomed are both parties, (ii) any act or omission to act by the Participant which may have a material and adverse effect on Diomed’s business or on the Participant’s ability to perform services for Diomed, including, without limitation, the commission of any crime (other than minor traffic violations), or (iii) any material misconduct or material neglect of duties by the Participant in connection with the business or affairs of Diomed or a Subsidiary or affiliate of Diomed.

(e) “Change in Control” means the occurrence of any of the following events:

(i)
Stock Acquisition. The acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40 percent or more of either (A) the then outstanding shares of common stock of Diomed (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Diomed entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (A) any acquisition directly from Diomed; (B) any acquisition by Diomed; or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Diomed or any corporation controlled by Diomed; or

(ii)
Board Composition. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Diomed shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Business Combination. The consummation of a merger or consolidation, or sale or other disposition of all or substantially all of the assets of Diomed (a “Business Combination”) after which the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own less than 50% of, respectively, the Outstanding Company Common Stock and Outstanding Company Voting Securities of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns Diomed or all or substantially all of Diomed’s assets either directly or through one or more subsidiaries; or

(iv)	Liquidation or Dissolution. Approval by the shareholders of Diomed of a complete liquidation or dissolution of Diomed.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board or its successor, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code Section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the Compensation Committee (but not less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

(h) “Company Stock” means common stock, $.001 par value, of Diomed. In the event of a change in the capital structure of Diomed affecting the common stock (as provided in Section 17), the shares resulting from such a change in the common stock shall be deemed to be Company Stock within the meaning of the Plan.

(i) “Covered Employee” means a Participant who the Committee determines is or may become a covered employee within the meaning of Code Section 162(m) during the performance period of a Performance Grant.

(j) “Date of Grant” means the date on which the Committee grants an Incentive Award or a future date determined by the Committee.

(k) “Diomed” means Diomed Holdings Inc., a Delaware corporation.

(l) “Disability” or “Disabled” means as to an Incentive Stock Option, a Disability within the meaning of Code Section 22(e)(3). As to all other Incentive Awards, a condition determined by the Committee to be a Disability.

(m) “Divisive Transaction” means a transaction in which the Participant’s Employer ceases to be a Subsidiary, a sale of substantially all of the assets of a Subsidiary, or a sale or other disposition of assets or of a line of business that is designated as a Divisive Transaction by the Committee.

(n) “Employer” means Diomed and each Subsidiary that employs one or more Participants.

(o) “Fair Market Value” means the fair market value of the Company Stock as of such date, under a methodology determined by the Committee, based on the then prevailing prices of the Company Stock on the American Stock Exchange or another exchange designated by the Committee.

(p) “Incentive Award” means, collectively, a Performance Grant or the award of Restricted Stock, a Restricted Stock Unit, or a Stock Award under the Plan.

(q) “Incentive Stock Option” means, an Option that qualifies for favorable income tax treatment under Code Section 422.

(r) “Mature Shares” means shares of Company Stock for which the holder has good title, free and clear of all liens and encumbrances and which the holder either (i) has held for at least six months or (ii) has purchased on the open market.

(s) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(t) “Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(u) “Participant” means any employee, director or consultant (including independent contractors, professional advisors and service providers) of Diomed or a Subsidiary who receives an Incentive Award under the Plan.

(v) “Performance Criteria” means any of the following areas of performance of Diomed or any Subsidiary:

price per share of Company Stock; return on assets; book value; investment return; return on invested capital (ROIC); free cash flow; value added (ROIC less cost of capital multiplied by capital); total shareholder return; economic value added (net operating profit after tax less cost of capital); operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; return on capital employed; return on equity; return on investment; return on sales; and sales volume.

Any Performance Criteria may be used to measure the performance of Diomed as a whole or any Subsidiary or business unit of Diomed. As determined by the Committee, Performance Criteria shall be derived from the financial statements of Diomed, its Subsidiaries or affiliated entities prepared in accordance with generally accepted accounting principles applied on a consistent basis, or, for Performance Criteria that cannot be so derived, under a methodology established by the Committee prior to the issuance of a Performance Grant that is consistently applied.

(w) “Performance Goal” means, for a Covered Employee, an objectively determinable performance goal that relates to one or more Performance Criteria and that is established by the Committee with respect to a given Performance Grant. For a Participant who is not a Covered Employee, a Performance Goal means any goal or measurement established by the Committee, including subjective performance factors.

(x) “Performance Grant” means an Incentive Award payable in Company Stock, cash, or a combination of Company Stock and cash that is made pursuant to Section 8.

(y) “Restricted Stock” means Company Stock awarded under Section 6.

(z) “Restricted Stock Unit” means a right granted to a Participant to receive Company Stock or cash awarded under Section 7.

(aa) “Retirement” means a Participant’s termination of employment after age 65.

(bb) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(cc) “Stock Appreciation Right” means a right to receive amounts awarded under Section 10.

(dd) “Stock Award” means Company Stock awarded pursuant to Section 9.

(ee) ”Subsidiary” means any corporation or other entity in which Diomed directly or indirectly owns stock or ownership interests representing more than 50 percent of the combined voting interests of such entity.

3. Stock.

(a) Subject to Section 17 of the Plan, there shall be reserved for issuance under the Plan an aggregate of Three Million One Hundred Thousand (3,100,000) [ Note: Proposed to be increased to Five Million Six Hundred Thousand (5,600,000)] shares of Company Stock, which shall be authorized, but unissued shares, plus any shares of Company Stock which are forfeited, expire or are cancelled without the delivery of shares or which result in the forfeiture of shares back to Diomed. Shares allocable to Incentive Awards granted under the Plan that expire, are forfeited, otherwise terminate unexercised, or are settled in cash may again be subjected to an Incentive Award under the Plan. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, the number shall include the number of shares surrendered by a Participant actually or by attestation or retained by Diomed in payment of Applicable Withholding Taxes and any Mature Shares surrendered by a Participant upon exercise of an Option or in payment of Applicable Withholding Taxes. Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of an Employer acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan.

(b) Subject to Section 17, no more than Six Hundred Thousand (600,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any 36-month period. The maximum cash payment that can be made for all Incentive Awards granted to any one individual shall be $1,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a Participant shall be subject to the limit on the maximum cash payment in the year in which the deferral is made and not in any later year in which payment is made.

4. Eligibility.

(a) All present and future employees of and consultants to Diomed or a Subsidiary at the time of grant shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 18, to select eligible employees and consultants to receive Incentive Awards and to determine for each employee or consultant the nature of the award and the terms and conditions of each Incentive Award.

(b) The grant of an Incentive Award shall not obligate an Employer to pay an employee or consultant any particular amount of remuneration, to continue the employment of the employee or engagement of the consultant after the grant or to make further grants to the employee or consultant at any time thereafter.

5. Stock Options.

(a) The Committee may make grants of Options to Participants. The Committee shall determine the number of shares for which Options are granted, the Option exercise price per share, whether the Options are Incentive Stock Options or Nonqualified Stock Options, and any other terms and conditions to which the Options are subject.

(b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100 percent of the Fair Market Value of the Company Stock on the Date of Grant, except that the exercise price may be less than 100 percent of the Fair Market Value on the Date of Grant if the Company expressly so agrees in writing on or prior to the Date of Grant. Except as provided in Section 17, the exercise price of an Option may not be decreased after the Date of Grant. Except as provided in Section 17, a Participant may not surrender an Option in consideration for the grant of a new Option with a lower exercise price or another Incentive Award. If a Participant’s Option is cancelled before its termination date, the Participant may not receive another Option within 6 months of the cancellation unless the exercise price of such Option is no less than the exercise price of the cancelled Option.

(c) An Option shall not be exercisable more than 10 years after the Date of Grant. The aggregate Fair Market Value, determined at the Date of Grant, of shares for which Incentive Stock Options become exercisable by a Participant during any calendar year shall not exceed $100,000.

6. Restricted Stock Awards.

(a) The Committee may make grants of Restricted Stock to Participants. The Committee shall establish as to each award of Restricted Stock the terms and conditions to which the Restricted Stock is subject, including the period of time before which all restrictions shall lapse and the Participant shall have full ownership of the Company Stock (the “Restriction Period”). The Committee in its discretion may award Restricted Stock without cash consideration.

(b) Except as provided below in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. Except as provided below in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock that is subject to performance standards shall be one year from the Date of Grant.

(c) Restriction Periods of shorter duration than provided in Section 6(b) and Section 7(b) may be approved for awards of Restricted Stock or Restricted Stock Units combined with respect to up to One Hundred Eighty Thousand (180,000) shares of Company Stock under the Plan, subject to Section 17 of the Plan.

(d) Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed. Certificates representing Restricted Stock shall be held by Diomed until the restrictions lapse and the Participant shall provide Diomed with appropriate stock powers endorsed in blank.

7. Restricted Stock Units.

(a) The Committee may make grants of Restricted Stock Units to Participants. The Committee shall establish as to each award of Restricted Stock Units the terms and conditions to which the Restricted Stock Units are subject. Upon lapse of the restrictions, a Restricted Stock Unit shall entitle the Participant to receive from Diomed a share of Company Stock or a cash amount equal to the Fair Market Value of the Company Stock on the date that the restrictions lapse.

(b) Except as provided in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock Units that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. Except as provided in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock Units that is subject to performance standards shall be one year from the Date of Grant.

8. Performance Grants.

(a) The Committee may make Performance Grants to any Participant. Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions of the Performance Grant. As to each Covered Employee, each Performance Grant shall be granted and administered to comply with the requirements of Code Section 162(m).

(b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may increase, but not decrease, any Performance Goal during a performance period for a Covered Employee. The Performance Goals for any Performance Grant for a Covered Employee shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25 percent of such period.

(c) The Committee shall establish for each Performance Grant the amount of Company Stock or cash payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments except as provided in a Performance Grant.

(d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. The Committee shall make all calculations of actual payments and shall certify in writing the extent, if any, to which the Performance Goals have been met for a Covered Employee.

9. Stock Awards. The Committee may make Stock Awards to any Participant. The Committee shall establish the number of shares of Common Stock to be awarded and the terms and conditions applicable to each Stock Award. The Committee will make all determinations regarding the satisfaction of any performance restrictions on a Stock Award. Diomed shall issue the Common Stock under a Stock Award upon the satisfaction of the terms and conditions of a Stock Award. Subject to Section 17, no more than One Hundred Eighty Thousand (180,000) shares of Company Stock (reduced by shares issued under Restricted Stock or Restricted Stock Units subject to Section 6(c)) may be granted under Stock Awards without performance restrictions.

10. Stock Appreciation Rights. The Committee may make grants of Stock Appreciation Rights to Participants. The Committee shall establish as to each award of Stock Appreciation Rights the terms and conditions to which the Stock Appreciation Rights are subject. The following provisions apply to all Stock Appreciation Rights:

(a) A Stock Appreciation Right shall entitle the Participant, upon exercise of the Stock Appreciation Right, to receive in exchange an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) an amount not less than 100 percent of the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

(b) A Stock Appreciation Right may not be exercisable more than 10 years after the Date of Grant. A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Stock Appreciation Right may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised.

11. Method of Exercise of Options. Options may be exercised by the Participant (or his guardian or personal representative) giving notice to the Corporate Secretary of Diomed or his delegate pursuant to procedures established by Diomed of the exercise stating the number of shares the Participant has elected to purchase under the Option. The exercise price may be paid in cash; or if the terms of an Option permit, (i) delivery or attestation of Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, (ii) delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to Diomed the amount necessary to pay the exercise price from the sale or proceeds of a loan from the broker with respect to the sale of Company Stock or a broker loan secured by Company Stock, or (iii) a combination of (i) and (ii).

12. Tax Withholding. Whenever payment under an Incentive Award is made in cash, the Employer will withhold an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving an Incentive Award payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. To satisfy Applicable Withholding Taxes and under procedures established by the Committee or its delegate, a Participant may elect to (i) make a cash payment or authorize additional withholding from cash compensation, (ii) deliver Mature Shares (valued at their Fair Market Value) or (ii) have Diomed retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

13. Transferability of Incentive Awards. Incentive Awards other than Incentive Stock Options shall not be transferable by a Participant and exercisable by a person other than the Participant, except as expressly provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.

14. Deferral Elections. The Committee may permit Participants to elect to defer the issuance of Company Stock or the settlement of awards in cash under the Plan pursuant to such rules, procedures, or programs as it may establish.

15. Effective Date of the Plan. The effective date of the Plan is May, 2003. The Plan shall be submitted to the shareholders of Diomed for approval. Until (i) the Plan has been approved by Diomed’s shareholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Restricted Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.

16. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on April 10, 2013. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan as it shall deem advisable; provided that no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 17) or reduces the minimum exercise price for Options or exchange an Option for another Incentive Award unless such change is authorized by the shareholders of Diomed. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.

17. Change in Capital Structure and Change in Control; Certain Reductions in Share Amounts.

(a) In the event of a stock dividend, stock split or combination of shares, share exchange, recapitalization or merger in which Diomed is the surviving corporation, spin-off or split-off of a Subsidiary, or other change in Diomed capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of Diomed), the number and kind of shares of stock or securities of Diomed to be subject to the Plan and to Incentive Awards then outstanding or to be granted, the maximum number of shares or securities which may be delivered under the Plan under Sections 3(a), 3(b), 6(b), or 9, the exercise price, the terms of Incentive Awards and other relevant provisions shall be adjusted by the Committee in its discretion, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

(b) If Diomed is a party to a consolidation or a merger in which Diomed is not the surviving corporation, a transaction that results in the acquisition of substantially all of Diomed’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of Diomed’s assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

(c) In any Incentive Award, the Committee may make provisions as it deems appropriate for the Change in Control on the Incentive Award, including the acceleration of vesting, the lapse of restrictions, and the satisfaction of Performance Goals. Unless an Incentive Award expressly provides otherwise, (i) vesting of all Options shall be deemed to fully accelerate upon the occurrence of a Change in Control and (ii) restrictions on Restricted Stock shall be deemed to have fully lapsed upon the occurrence of a Change in Control. The Committee may make provision for deferral of any Incentive Award under the provisions of Section 14 upon a Change in Control.

(d) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

(e) Intentionally Deleted.

18. Administration of the Plan.

(a) The Committee shall administer the Plan. The Committee shall have general authority to impose any term, limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award. The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant.

(b) The Committee shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

(c) The Committee shall have the power and complete discretion (i) to delegate to any individual, or to any group of individuals employed by the Company or any Subsidiary, the authority to grant Incentive Awards under the Plan and (ii) to determine the terms and limitations of any delegation of authority.

(d) If the Participant’s Employer is involved in a Divisive Transaction, the outstanding Incentive Awards will be vested pro rata based on time and service, unless the Committee determines otherwise in its sole discretion.

(e) If a Participant or former Participant (1) becomes associated with, recruits or solicits customers or other employees of an Employer, is employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with Diomed or its Subsidiaries, (2) has his employment terminated by his Employer for Cause, or (3) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of Diomed, the Committee may, in its sole discretion, (A) cancel all outstanding Incentive Awards, including immediately terminating any Options held by the Participant, regardless of whether then exercisable, (B) require the Participant or former Participant to repay any payment received under a Incentive Award within the previous two years, and/or (C) offset any other amounts owed to the Participant by any payment received under a Incentive Award within the previous two years.

(f) In the event of the death of a Participant, any outstanding Incentive Awards that are otherwise exercisable may be exercised by the Participant's Beneficiary or, if no Beneficiary is designated, by the personal representative of the Participant's estate or by the person to whom rights under the Incentive Award shall pass by will or the laws of descent and distribution.

19. Grants To Outside Directors. Incentive Awards, other than Incentive Stock Options, may be made to directors on the Board if such directors are not employees of Diomed or a Subsidiary (“Outside Directors”). The Board shall have the power and complete discretion to select Outside Directors to receive Incentive Awards. The Board shall have the complete discretion, under provisions consistent with Section 18 as to Participants, to determine the terms and conditions, the nature of the award and the number of shares to be allocated as part of each Incentive Award for each Outside Director. The grant of an Incentive Award shall not obligate Diomed to make further grants to the Outside Director at any time thereafter or to retain any person as a director for any period of time.

20. Interpretation and Venue. The terms of this Plan shall be governed by the laws of the State of Delaware without regard to its conflict of laws rules.